Exhibit 3.1

AMENDMENT NO. 1

TO

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

SUNOCO LP

October 31, 2025

This Amendment No. 1 (this “Amendment No. 1”) to the Third Amended and Restated Agreement of Limited Partnership of Sunoco LP (the “Partnership”), dated as of September 18, 2025 (as previously amended, the “Partnership Agreement”) is hereby adopted effective, as of October 31, 2025, by Sunoco GP LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

RECITALS

WHEREAS, the Partnership has entered into an Arrangement Agreement, dated as of May 4, 2025 (the “Arrangement Agreement”), by and among the Partnership, 2709716 Alberta Ltd., an Alberta corporation (the “Purchaser”), NuStar GP Holdings, LLC (n/k/a SunocoCorp LLC), a Delaware limited liability company, and Parkland Corporation, a corporation formed under the laws of the Province of Alberta (“Parkland”), as amended by that certain Amending Agreement, dated as of May 26, 2025 and that certain Second Amending Agreement, dated as of October 10, 2025, pursuant to which, among other things, the Purchaser acquired all of the issued and outstanding common shares of Parkland in accordance with the terms thereof;

WHEREAS, in connection with the Arrangement Agreement, the Partnership desires to issue to SunocoCorp LLC, a Delaware limited liability company (“SunocoCorp”), Class D Common Units, a new class of Common Units, as described in this Amendment No. 1;

WHEREAS, Section 5.6(a) of the Partnership Agreement provides that the Partnership may, for any Partnership purpose, at any time and from time to time, issue additional Partnership Interests to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners;

WHEREAS, Section 5.6(b) of the Partnership Agreement provides that each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest;

WHEREAS, Section 5.6(c) of the Partnership Agreement provides that the General Partner shall (i) take all actions that it determines to be necessary or appropriate in connection with each issuance of Partnership Interests pursuant to Section 5.6 of the Partnership Agreement, and (ii) determine the relative rights, powers and duties of the holders of the Partnership Interests being so issued and do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests pursuant to the terms of the Partnership Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency;

WHEREAS, the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement pursuant to Section 13.1(g) of the Partnership Agreement to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.6 of the Partnership Agreement;

WHEREAS, the Board of Directors, in good faith, approved the creation, offering and issuance of the Class D Common Units having the rights, preferences and privileges set forth in this Amendment No. 1, and the General Partner has determined that the creation of a new class of Partnership Interests to be designated as “Class D Common Units” provided for in this Amendment No. 1 is in the best interests of the Partnership and beneficial to the Limited Partners, including the holders of the Common Units; and

WHEREAS, the General Partner has, pursuant to its authority under Section 13.1(g), determined each of the provisions set forth in this Amendment No. 1 to be necessary or appropriate in connection with the creation, authorization or issuance of the Class D Common Units pursuant to Section 5.6 of the Partnership Agreement and accordingly is adopting this Amendment No. 1.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1. Amendment.

(a) Section 1.1 of the Partnership Agreement is hereby amended to add, or amend and restate, the following definitions in the appropriate alphabetical order:

(i) “Arrangement Agreement” means the Arrangement Agreement, dated as of May 4, 2025, by and among NuStar GP Holdings, LLC (n/k/a SunocoCorp LLC), 2709716 Alberta Ltd., Sunoco LP and Parkland Corporation, as amended by that certain Amending Agreement, dated as of May 26, 2025 and that certain Second Amending Agreement, dated as of October 10, 2025.

(ii) “Class D Common Unit” means a Partnership Interest having the rights and obligations specified with respect to Class D Common Units in this Agreement.

(iii) “Common Unit” means a Partnership Interest having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to or include any Class C Unit or Series A Preferred Unit. The term “Common Unit” includes a Class D Common Unit except for references in Sections 5.14(b)(v)(D), 5.15(b)(i), (iii), (iv) and (vi).

(iv) “Corresponding Distribution” is defined in Section 5.15(b)(iii).

(v) “Equalization Period” is defined in Section 5.15(b)(iii).

(vi) “Excess Distribution” is defined in Section 6.1(d)(iii)(A).

(vii) “Excess Distribution Unit” is defined in Section 6.1(d)(iii)(A).

(viii) “SunocoCorp Omnibus Agreement” means the Omnibus Agreement, dated as of the Closing Date (as defined in the SunocoCorp Omnibus Agreement), by and between the Partnership and SunocoCorp.

(ix) “SunocoCorp” means SunocoCorp LLC, a Delaware limited liability company.

(x) “SunocoCorp Common Unit” means a membership interest in SunocoCorp having the rights and obligations specified with respect to a “Common Unit” as set forth in the Amended and Restated Limited Liability Company Agreement of SunocoCorp LLC.

(xi) “Transaction Agreement” is defined in Section 5.15(b)(iii).

(b) Article V of the Partnership Agreement is hereby amended by adding a new Section 5.15 at the end thereof as follows:

“5.15. Establishment of Class D Common Units.

(a) General. The General Partner hereby designates and creates a class of Partnership Interests to be designated as “Class D Common Units,” and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Class D Common Units. Upon their issuance, the Class D Common Units will be fully paid.

(b) Rights of Class D Common Units. The Class D Common Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i) Voting Rights. Except as may be required by law and in addition to the additional voting rights of the Class D Common Units set forth in Section 11.2 or elsewhere in this Agreement, the Class D Common Units will be entitled to vote together as a single class with the Common Units on any matter for which the holders of Common Units are entitled to vote. Each reference in this Agreement to a vote of holders of Common Units shall be deemed to include the Class D Common Units. Each Class D Common Unit shall be entitled to one vote.

(ii) Economic Interests. The Class D Common Units shall represent Limited Partner Interests and Common Units in the Partnership, and shall be economically equivalent to other Common Units except for the limited purposes set forth in Section 5.15(b)(iii). In furtherance and not in limitation of the foregoing, no distribution may be made in respect of the other Common Units unless an equal distribution is simultaneously made on the Class D Common Units.

(iii) Dividend Equalization Right. During the period beginning on the date of issuance of the Class D Common Units by the Partnership to SunocoCorp pursuant to the Global Transaction Agreement #2, dated as of October 31, 2025, by and among the Partnership, the General Partner, SunocoCorp and the other parties thereto (the “Transaction Agreement”), and ending on December 31, 2027 (the “Equalization Period”), the Partnership shall ensure that SunocoCorp shall have cash necessary and sufficient to pay distributions on each SunocoCorp Common Unit for each Quarter during the Equalization Period in an amount equal to 100% of the distributions paid by the Partnership on each Common Unit during such Quarter (such distribution on each SunocoCorp Common Unit, the “Corresponding Distribution”), as further set forth in Section 4.18(d)(ii) of the Arrangement Agreement. In the event that, notwithstanding the provisions in Section 5.15(b)(ii) and the expense reimbursement and dividend equalization obligations in the SunocoCorp Omnibus Agreement, with respect to any Quarter during the Equalization Period, SunocoCorp has insufficient cash to pay a Corresponding Distribution, the General Partner may, solely to the extent necessary to satisfy the obligation of this Section 5.15(b)(iii), in its sole discretion, either (A) cause the Partnership to make additional distributions on the Class D Common Units held by SunocoCorp simultaneously with each distribution under Section 5.15(b)(ii), (B) notwithstanding anything in Section 6.1 of the Partnership Agreement to the contrary, specially allocate partnership items, including, without limitation, items of income, gain, loss, or deduction that would otherwise be allocated to the holders of Units (other than holders of the Class D Common Units), to the holders of the Class D Common Units, Pro Rata or (C) apply some combination of actions available under clauses (A) and (B). In the discretion of the General Partner, the Partnership may also satisfy its obligations under Section 4.18(d)(ii) of the Arrangement Agreement other than as set forth in this Section 5.15(b)(iii).

(iv) Certificates; Book-Entry.

(A) Unless the General Partner shall determine otherwise, the Class D Common Units will not be evidenced by certificates. Any certificates relating to the Class D Common Units that may be issued shall be in such form as the General Partner may approve. The Class D Common Units, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Common Units; provided, however, that (I) the General Partner must be provided not less than 10 Business Days’ written notice of such assignment or transfer and (II) unless approved in writing by the General Partner, as a condition to the assignment or transfer of any Class D Common Unit to any Person other than SunocoCorp, the Class D Common Units so assigned shall be converted into Common Units and the General Partner shall cause to be reflected on the books and records of the Partnership and any applicable registrar and transfer agent the conversion of such Class D Common Unit into a Common Unit. Any certificates evidencing Class D Common Units shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing other Common Units.

(B) Any certificate(s) evidencing the Class D Common Units may be imprinted with a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ARE SUBJECT TO THE TERMS OF THE THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SUNOCO LP, AS AMENDED.”

(v) Registrar and Transfer Agent. Unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the registrar and transfer agent for the Class D Common Units.

(vi) Splits and Combinations. In the event the Partnership, while any Class D Common Units are Outstanding, (A) makes a distribution on its Common Units in Common Units, (B) subdivides or splits its Common Units into a greater number of Common Units, or (C) combines or reclassifies its Common Units into a smaller number of Common Units, a corresponding distribution, subdivision, split, combination or reclassification of the Class D Common Units shall automatically occur with respect to the Class D Common Units, or such other appropriate adjustment to the Class D Common Units shall be made as determined by the General Partner, so that the number of Class D Common Units Outstanding immediately after such distribution, subdivision, split, combination or reclassification of the Common Units equals the number determined by multiplying the number of Class D Common Units Outstanding immediately prior to such distribution, subdivision, split, combination or reclassification of the Common Units by a fraction, (I) the numerator of which shall be the number of Common Units Outstanding immediately following such distribution, subdivision, split, combination or reclassification and (II) the denominator of which shall be the number of Common Units Outstanding immediately prior to such distribution, subdivision, split, combination or reclassification.”

(c) Section 6.1(d)(iii)(A) shall be amended and restated to read as follows:

“(A) If the amount of cash or the Net Agreed Value of any property distributed with respect to a Common Unit, other than a Class D Common Unit, for a taxable period exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Common Unit, other than a Class D Common Unit, within the same taxable period (the amount of the excess, an “Excess Distribution” and the Units with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current and all previous taxable periods is equal to the amount of the Excess Distribution.”

(d) Section 6.1(d)(x)(A) shall be amended and restated to read as follows:

“(A) With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) during any taxable period of the Partnership ending upon, or after, a distribution or allocation pursuant to Section 5.15(b)(iii) and beginning after December 31, 2027, any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Per Unit Capital Amount for each Class D Common Unit equaling the Per Unit Capital Amount for an Initial Common Unit.”

(e) Section 11.2 of the Partnership Agreement shall be amended and restated to read as follows:

“Removal of the General Partner. The General Partner may be removed if such removal is approved by (i) the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates but excluding Class D Common Units) and (ii) the Unitholders holding at least 66 2/3% of the Outstanding Class D Common Units. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by (i) the Unitholders holding a majority of the Outstanding Common Units, voting as a class (including, in each case, Units held by the General Partner and its Affiliates but excluding Class D Common Units) and (ii) the Unitholders holding at least 66 2/3% of the Outstanding Class D Common Units. Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.”

Section 2. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 3. If any provision or part of a provision of this Amendment No. 1 is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Amendment No. 1 shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 4. This Amendment No. 1 shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment No. 1 has been executed as of the date first above written.

GENERAL PARTNER:

SUNOCO GP LLC

By:	/s/ Joseph Kim
Name:	Joseph Kim
Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 1 to

Limited Partnership Agreement of Sunoco LP (Purchaser Holdco Reorganization Step 12)]